Exhibit 4.1

October 23, 2014

Trex Company, Inc.

160 Exeter Drive

Winchester, VA 22603

Attention: Jim Cline, Chief Financial Officer

Re:	Extension of Stated Termination Date

Dear Jim:

Reference is made to the Amended and Restated Credit Agreement dated as of January 6, 2012, as amended (the “Credit Agreement”), among Trex Company, Inc. (the “Borrower”), the lenders party thereto (each, a “Lender” and, collectively, the “Lenders”), Branch Banking and Trust Company, as Administrative Agent (in such capacity, the “Administrative Agent”), and certain other named parties. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Subject to satisfaction in full of the conditions set forth below, the Lenders hereby agree to extend the “Stated Termination Date” set forth in Section 1.01 of the Credit Agreement from January 9, 2015, to January 9, 2016.

As a condition precedent to the effectiveness of this letter agreement and the extension of the Stated Expiration Date as set forth above, the Administrative Agent shall have received, for the account of the Lenders, an extension fee in the amount of $10,000, which extension fee (a) shall be divided equally between BB&T and Wells Fargo, and (b) shall be deemed fully-earned and non-refundable once paid.

The Borrower further acknowledges and agrees that, in the event the Obligations are not refinanced or otherwise paid and performed in full on or prior to January 9, 2015, (i) the Borrower shall pay to the Administrative Agent, for the ratable account each Lender, an additional extension fee in an amount equal to 0.10% of each Lender’s Revolver Commitment, which additional extension fee (a) shall be payable on demand, and (b) shall be deemed fully-earned and non-refundable once paid, (ii) the Lenders shall have the right to obtain and review updated machinery and equipment appraisals conducted by an appraisal firm selected by or otherwise satisfactory to the Lenders, (iii) the Lenders shall have the right to obtain and review an updated inventory appraisal conducted by an appraisal firm selected by or otherwise satisfactory to the Lenders, and (iv) the Lenders or their respective designees shall have the right to perform a field examination of the Collateral. If the Borrower fails to comply with any of the obligations set forth in this paragraph then such event shall constitute an Event of Default under the Credit Agreement.

As a further condition to the effectiveness of this letter agreement and the extension of the Stated Expiration Date as set forth above, please sign and return a copy of this letter agreement to me by electronic mail (mrush@bbandt.com) or by facsimile (336-733-2740), which the Borrower, the Administrative Agent and the Lenders acknowledge and agree will be treated the same as if this consent letter were physically delivered to the Administrative Agent with original hand-written signatures of the Borrower and the Lenders. Unless a copy of this letter agreement, signed by the Borrowers and the Lenders, is returned to the Administrative Agent by 12:00 noon on December 31, 2014, the offer to extend the Stated Expiration Date as set forth above shall terminate and this letter agreement shall be of no further force or effect; provided that the Borrower shall not be entitled to any refund of the extension fee or any other costs or fees paid by the Borrower in connection herewith.

This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

Very truly yours,

BRANCH BANKING AND TRUST COMPANY, as Administrative Agent and a Lender

By:	/s/ Matthew W. Rush
Name:	Matthew W. Rush
Title:	Senior Vice President

[Signatures continue on following page]

ACKNOWLEDGED AND AGREED THIS 23 DAY OF OCTOBER, 2014:

WELLS FARGO CAPITAL FINANCE, LLC as a Lender

By:	/s/ Zachary S. Buchanan
Name:	Zachary S. Buchanan
Title:	Assistant Vice President

ACCEPTED AND AGREED THIS 23 DAY OF OCTOBER, 2014:

TREX COMPANY, INC., a Delaware corporation

By:	/s/ James E. Cline
Name:	James E. Cline
Title:	Senior Vice President and Chief Financial Officer

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